EXHIBIT 10.1

August 1, 2019  - OFFER LETTER

Michael Hurlston

Dear Michael,

I am pleased to offer you the position of President and Chief Executive Officer of Synaptics Incorporated (“Synaptics”), reporting to the Board of Directors of Synaptics (the “Board”).  In addition, the Board will appoint you as a Director of Synaptics.  Your expected start date for the position and appointment as Director is to be determined but must be no later than October 1, 2019.  You will receive a monthly salary of $58,333.33 that will be paid on the 15th and last day of each month (corresponding to an annual salary of $700,000).  You will not receive additional compensation for your service as a Director of Synaptics.

You are eligible to receive an annual incentive target of 130% of your base salary for each Synaptics fiscal year.  Any annual incentive payable in Synaptics’ fiscal year 2020 will be prorated to the beginning of that fiscal year. Payment of the incentive will be based first on company-wide performance.

You will be eligible to participate in Synaptics’ management equity incentive program.  For Synaptics’ 2020 fiscal year, subject to the approval of the Board, you will receive an amount of Deferred Stock Units (“RSUs”) corresponding to a $1,500,000 equity value, an amount of Deferred Stock Award for Market Stock Units (“MSUs”) corresponding to a $1,500,000 equity value, and an amount of Performance Stock Units (“PSUs”) corresponding to a $1,500,000 equity value.  Your RSUs will vest as follows: 1/3 of the RSUs shall vest on October 31, 2020, 1/3 on October 31, 2021, and 1/3 on October 31, 2022.  Your MSUs will vest as follows:  1/3 of the MSUs shall vest on September 30, 2020, 1/3 on September 30, 2021, and 1/3 on September 30, 2022.  Your PSUs will vest as follows: 1/3 of the PSUs shall vest on October 31, 2020, 1/3 on October 31, 2021, and 1/3 on October 31, 2022.

In addition to the foregoing equity award, subject to the approval of the Board, you will receive an Initial Equity Award of an amount of RSUs corresponding to a $2,000,000 equity value and an amount of MSUs corresponding to a $5,000,000 equity value. Your RSUs and MSUs will vest as follows: 1/4 of each such RSU and MSU grants will vest on the date that is one year from your employment start date, and 1/4 will vest each year thereafter on the anniversary of your employment start date such that your two awards will be fully vested on the fourth anniversary of your employment start date.

In addition to the Initial Equity Award, subject to the approval of the Board, on November 9, 2019, you will receive an Inducement Equity Award of an amount of RSUs corresponding to a $5,000,000 equity value and an amount of MSUs corresponding to a $1,000,000 equity value.  The terms of the Inducement Equity Award will be the same as the Initial Equity Award, except that the Inducement Equity Award will fully vest in the event that you are terminated without Good Cause or you resign with Good Reason, as those terms are defined in the Synaptics Severance Policy for Principal Executive Officers.  The Inducement Equity Award will be withdrawn in the event that the merger between Finisar Corporation and II-VI Incorporated has not closed prior to November 9, 2019, or if you receive the closing incentive payment due to you in connection with the merger.

Synaptics Incorporated l 1251 McKay l San Jose, CA 95131 USA

Ph: 408.904.1100 l Fax: 408. 904.1110

www.synaptics.com

For all equity awards, MSU achievement will be based on the Synaptics total shareholder return performance and PSU achievement will be based on Synaptics’ attainment of certain levels of non-GAAP earnings per share, each as determined by the Board.  The terms, including vesting schedules and performance periods, of the RSU, MSU and PSU awards are as determined by the Board and are contingent on your execution of grant notices and agreements in forms previously approved by the Board.  Vesting of the RSUs, MSUs, and PSUs is contingent on your continued employment with Synaptics.

Upon approval of the Board, you will be designated an “Executive” under the Synaptics Incorporated Change of Control Severance Policy for Principal Executive Officers and a “Covered Executive” under the Synaptics Incorporated Severance Policy for Principal Executive Officers, the current versions of which are attached to this offer letter for your reference.  You agree to resign your position as Director of Synaptics as a pre-condition for receiving any severance or other payments or benefits under either Severance Policy.

Your employment with Synaptics is for no specified period and constitutes “at will” employment.  As a result, you are free to resign at any time, for any reason, or for no reason.  Similarly, Synaptics is free to conclude its employment relationship with you at any time, with or without cause.

I have enclosed our standard Proprietary Information and Invention Assignment Agreement regarding protection of confidential information and assignment of inventions.  If you accept this offer, it is required as a condition of your employment that you return a signed copy of that agreement.

In order to accept Synaptics’ offer, please sign and date this letter in the space provided below.  This offer is extended with the understanding that your appointment will be announced no later than August 5, 2019, and that you will join Synaptics as soon as practicable but in no event more than 60 days after your appointment is announced.  We would therefore appreciate a response no later than August 1, 2019.  This letter, along with the agreement relating to proprietary rights between you and Synaptics, sets forth the terms of your employment with Synaptics, and supersedes any prior representations or agreements, whether written or oral.  This letter may not be modified or amended except by a written agreement signed by Synaptics and by you.

Michael, we are really looking forward to your continued contributions to Synaptics and adding your experience and energy to our growing company.

Sincerely,

/s/ Nelson Chan

Nelson Chan
Executive Chairman

ACCEPTED AND AGREED TO

this 1st day of August, 2019

Signature:	/s/ Michael Hurlston
Michael Hurlston

Attachments

Synaptics Incorporated l 1251 McKay l San Jose, CA 95131 USA

Ph: 408.904.1100 l Fax: 408. 904.1110

www.synaptics.com